UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 6, 2013

ATMEL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-19032	77-0051991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Technology Drive
San Jose, CA 95110
(Address of principal executive offices, including zip code)

(408) 441-0311
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 6, 2013, Atmel Corporation (the “Company”) entered into a $300 million, senior secured revolving credit facility (the “Facility”), the terms of which are set forth in a Credit Agreement dated as of December 6, 2013 (the “Credit Agreement”) among the Company, the Lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, and Union Bank N.A., BNP Paribas and SunTrust Bank as co-syndication agents. The Company may increase the aggregate availability under the Facility through a customary “accordion” feature in an amount not to exceed $250 million.

Borrowings under the Facility will be available for general corporate purposes, including working capital, stock repurchases, acquisitions and other purposes. The Credit Agreement matures on the earlier of (x) December 6, 2018 or (y) 180 days prior to the maturity date of any Permitted Convertible Notes (as defined in the Credit Agreement) if, in the case of clause (y), the Company does not otherwise have available sufficient unrestricted cash and other investments to redeem the Permitted Convertible Notes.

Interest is payable on outstanding amounts under the Facility based on either LIBOR or an alternate base rate option, plus an applicable rate that varies depending on the Company’s total leverage ratio. The Company has agreed to pay the lenders certain fees, including an upfront fee, a commitment fee that varies based on the Company’s total leverage ratio, and a participation fee in respect of letters of credit based on the Company’s total leverage ratio plus a fronting fee to the bank issuing the letter of credit. The Company may prepay loans under the Credit Agreement at any time, in whole or in part, upon payment of accrued interest and break funding payments, if applicable. The Company may terminate or reduce the Facility at any time without penalty.

The obligations under the Facility are guaranteed by certain domestic subsidiaries of the Company and are secured by a pledge of substantially all of the assets of the Company and the guarantors, including a pledge of 65% of the equity interests of certain first-tier foreign subsidiaries of the Company.

The Credit Agreement contains affirmative and negative covenants. Affirmative covenants include, among other things, the delivery of financial statements and other information. Negative covenants include, among other things, limitations on asset sales, mergers and acquisitions, indebtedness, liens, investments and transactions with affiliates. The Credit Agreement also contains financial covenants requiring the Company to maintain compliance with a maximum total leverage ratio, a maximum senior secured leverage ratio and a minimum fixed charge coverage ratio.

The Credit Agreement includes customary events of default that include, among other things, non-payment defaults, inaccuracy of representations and warranties, covenant defaults, cross default to material indebtedness, bankruptcy and insolvency defaults, material judgment defaults, ERISA defaults and a change of control default. The occurrence of an event of default could result in an acceleration of obligations under the Credit Agreement.

In the ordinary course of their respective businesses, certain of the Lenders and other parties to the Credit Agreement and their respective affiliates have engaged, and may engage, in commercial banking, investment banking, financial advisory or other services with the Company and its affiliates for which they have in the past and/or may in the future receive customary compensation and expense reimbursement.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1
Credit Agreement dated as of December 6, 2013 among the Company, the Lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, and Union Bank N.A., BNP Paribas and SunTrust Bank as co-syndication agents.

99.1	Press Release, dated December 9, 2013, titled “Atmel Closes $300 Million Revolving Credit Facility.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATMEL CORPORATION

December 12, 2013	By:	/s/ STEVE SKAGGS
Steve Skaggs
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1
Credit Agreement dated as of December 6, 2013 among the Company, the Lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, and Union Bank N.A., BNP Paribas and SunTrust Bank as co-syndication agents.

99.1	Press Release, dated December 9, 2013, titled “Atmel Closes $300 Million Revolving Credit Facility.”